INDEPENDENT AUDITORS'CONSENT




We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated December 22, 2004, relating to the consolidated financial statements of Segway III, Inc. as well as the use of our report dated April 2, 2004. These audits were conducted in accordance with thestandards of the Public Company Accounting Oversight Board (United States).

We also consent to the reference to our firm under the caption "Experts" in the Registration Statement.

/s/ Gately & Associates, Inc.

GATELY & ASSOCIATES, INC.



Altamonte, Florida
December 30, 2004